UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 Or 15 (D) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 3, 2013

Skinny Nutritional Corp.
(Exact name of registrant as specified in its charter)

Commission File Number:  0-51313

Nevada	88-0314792
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

825 Lafayette Road, Bryn Mawr, PA	19010
(Address of principal executive offices)	(Zip Code)

 (610) 216-0057
(Registrant’s telephone number, including area code

N/A
Former name or former address, if changed since last report

CHECK THE APPROPRIATE BOX BELOW IF THE FORM 8-K FILING IS INTENDED TO SIMULTANEOUSLY SATISFY THE FILING OBLIGATION OF THE REGISTRANT UNDER ANY OF THE FOLLOWING PROVISIONS:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03	Bankruptcy or Receivership

On May 3, 2013, at 10:33 AM, Skinny Nutritional Corp. (the “Company”), filed a voluntary petition for relief under Chapter 11 of title 11 of the United States Bankruptcy Code  (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Eastern District of Pennsylvania (the “Bankruptcy Court”). The Company intends to continue to operate its business as a “debtor -in- possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and the orders of the Bankruptcy Court

On May 8, 2013, the Company issued a press release regarding the filing of the Chapter 11. A copy of the press release is attached to this Current Report as Exhibit 99.1 and incorporated by reference herein.

Item 2.04	Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The information set forth under Item 1.03 of this Current Report on Form 8-K is incorporated by reference herein. As set forth in the Company’s Chapter 11 filing, the Company is contesting the amounts claimed to be due and payable by its lender Trim Capital, LLC (“Trim Capital”). The Company’s decision to seek protection under Chapter 11 was triggered by Trim Capital’s notice and attempt to foreclose on certain of the Company’s assets, in particular its portfolio of trademarks. The Company intends to attempt to negotiate a restructuring plan for its obligations under federal bankruptcy laws.

The foregoing events, unless waived or rescinded, may also result in an event of default under certain of the Company’s other obligations, including pursuant to Company’s revolving line of credit under its factoring agreement. Currently, the Company’s factoring arrangement runs through April 1, 2014 and the maximum borrowing limit is $2,000,000.  Further, these developments may also provide termination rights to counterparties to certain of the Company’s obligations, operating agreements and other arrangements.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

99.1 Press Release, dated May 8, 2013, issued by Skinny Nutritional Corp.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Skinny Nutritional Corp.

	By:	/s/ Michael Salaman
	Name:	Michael Salaman
	Title:	Chief Executive Officer
Date: May 8, 2013